Exhibit 99.1

Ethan Allen Presenting September 3 at Goldman Sachs Global Retailing Conference and Comments on Current Business

DANBURY, Conn.--(BUSINESS WIRE)--Ethan Allen Interiors Inc. (NYSE: ETH) will be making a presentation at 1:30 p.m. on September 3rd at the Goldman Sachs Global Retailing Conference. The presentation and question and answer session will be available by webcast at http://ethanallen.com/investors.

In anticipation of being asked about current business trends, Farooq Kathwari, Chairman and CEO commented: “As has been reported by many retailers of home related products, we have also experienced substantially lower sales volumes in July and August than in the prior year. While it is still too early to predict the final results for the quarter, we currently estimate our diluted earnings per share to be in the range of $0.20 to $0.26.”

Mr. Kathwari further commented, “During our presentation we will comment on the many initiatives that we have taken which have prepared us for this downturn and also provide us the flexibility to be ready when the economy improves.”

Ethan Allen Interiors Inc. (NYSE: ETH) is an interior design business providing complimentary design service and one-stop shopping convenience through a dedicated international network of 295 retail locations, which are referred to as design centers and design studios. Ethan Allen owns nine manufacturing facilities, including two saw mills, in the United States and one in Mexico.

This press release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2008 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

CONTACT:
Ethan Allen
Peg Lupton, 203-743-8234